UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 6, 2009
VERICHIP CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	001-33297	06-1637809

(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1690 SOUTH CONGRESS AVENUE, SUITE 200
DELRAY BEACH, FLORIDA	33445

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: 561-805-8008
(Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 . Entry into a Material Definitive Agreement.
     On October 6, 2009, VeriChip Corporation, a Delaware corporation (the “Company”), entered into a License Agreement with Receptors LLC, a Minnesota corporation (“Receptors”), to obtain an exclusive license to use certain intellectual property of Receptors for internal research, internal development and quality control purposes and to make, sell, offer to sell, import and export tangible products covered by patents and patent applications (the “Licensed Products”) owned by Receptors, including Patent No. 7,504,364 titled “Methods of Making Arrays and Artificial Receptors” and Patent No. 7,469,076 “Sensors Employing Combinatorial Artificial Receptors,” in their application to the development of an implantable glucose sensing device for use in the human body and applicational areas in related fields.
     On October 6, 2009, in connection with the License Agreement, the Company and Receptors entered into a Development/Master Agreement pursuant to which the Company will engage the services of Receptors to develop a glucose sensing device for use in the human body. Under the Development/Master Agreement, Receptors will provide glucose sensing system optimization and demonstrate a fluorescence system bench scale prototype by March 31, 2010. As consideration, the Company will make a cash payment of $100,000 to Receptors by October 30, 2009 and will issue 150,000 restricted shares of Company common stock as partial payment under the Development/Master Agreement.
     The Company must pay Receptors royalties of forty-five percent (45%) of the net sales of the Licensed Products relating to implantable glucose sensing device for use in the human body markets and applicational areas in related fields worldwide. The Company must also pay Receptors forty-five percent (45%) of any revenue received from the sale of the Licensed Products, other than for sales described in the immediately preceding sentence.
     On October 7, 2009, the Company issued a press release announcing the transactions described herein, which press release is furnished as Exhibit 99.1 attached hereto.
     Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits

Exhibit No.	Description

99.1	Press Release of VeriChip Corporation dated October 7, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VeriChip Corporation

Date: October 7, 2009

/s/ William J. Caragol
William J. Caragol
Acting Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of VeriChip Corporation dated October 7, 2009

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